Exhibit 99.1

ASSET PURCHASE AGREEMENT
dated as of October 5, 2009
by and among
REPUBLIC SERVICES OF FLORIDA, LIMITED PARTNERSHIP,
REPUBLIC SERVICES, INC. (solely for the purpose of Section 9.8),
WASTE SERVICES OF FLORIDA, INC.
and
WASTE SERVICES, INC.

     i

     ii

     iii

ASSET PURCHASE AGREEMENT
     This ASSET PURCHASE AGREEMENT (the “Agreement”) is executed and delivered as of October 5, 2009, by and among WASTE SERVICES, INC., a Delaware corporation (“WSI”) and WASTE SERVICES OF FLORIDA, INC., a Delaware corporation (“Buyer”), on the one hand, and REPUBLIC SERVICES, INC., a Delaware corporation (“RSG”) and REPUBLIC SERVICES OF FLORIDA, LIMITED PARTNERSHIP, a Delaware limited partnership (“Seller”), on the other hand. All capitalized terms used in this Agreement shall have the meanings ascribed to them in Article XI of this Agreement. RSG is a party hereto solely for the purpose of Section 9.8 of this Agreement.
RECITALS
     WHEREAS, Buyer desires to purchase and acquire certain designated Assets (as defined in Section 1.1) principally used or held for use by Seller in connection with the solid waste collection business in Miami-Dade County, Florida (the “Market”), subject to and in accordance with the terms and conditions set forth in this Agreement; and
     WHEREAS, Seller desires to sell the Assets to Buyer, subject to and in accordance with the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual promises and covenants in this Agreement and other good and valuable consideration, received to the full satisfaction of each of the parties, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF ASSETS
     1.1 Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall grant, convey, sell, transfer, deliver and assign to Buyer, and Buyer shall purchase from Seller, all of the right, title and interest that Seller possesses and has the right to transfer in and to the following assets located in the Market (collectively, the “Assets”), but excluding the Excluded Assets, free and clear of all Encumbrances, except Permitted Encumbrances and Blanket Liens (which Blanket Liens shall be released by Seller in accordance with Section 6.16):
          (a) The real property, improvements and fixtures owned by Seller which are listed on Schedule 1.1(a) (such owned assets of Seller are referred to collectively as the “Owned Real Property” or the “Real Property”);
          (b) The following tangible personal property owned or leased by Seller as of the Closing: (i) the automobiles, trucks, fork lifts, construction vehicles and other motor vehicles listed on Schedule 1.1(b)(i), together with all attachments and accessions thereto (collectively, the “Rolling Stock”) to the extent registered with any Governmental Authority (collectively, the “Registered Rolling Stock”); (ii) the number of containers and compactors located on-site with a customer that relate to a Collection Account and listed on Schedule 1.1(b)(ii); (iii) that number of additional containers and compactors stored on the Real Property and listed on Schedule 1.1(b)(iii) (collectively, together with the containers and compactors listed on Schedule 1.1(b)(ii), the “Containers”); (iv) all of the furniture and office equipment listed on Schedule 1.1(b)(iv) (collectively, the “Office Equipment”); (v) all inventory of supplies, fuel, parts, tires and maintenance accessories (collectively, the “Inventory”); and (vi) other tangible assets listed on Schedule 1.1(b)(iv);

          (c) Subject to Section 1.7, the following Contracts:
     (i) All Contracts and other rights to provide small container municipal solid waste commercial and industrial collection services to the active customers at the locations on the service routes listed on Schedule 1.1(c)(i) (collectively, such customer accounts are referred to herein as the “Collection Accounts”, and the Contracts or other rights to service the Collection Accounts are collectively referred to herein as the “Collection Contracts”); and Schedule 1.1(c)(i): (A) will be provided on the date hereof to identify such Collection Accounts by customer number and zip code and to set forth, with respect to each Collection Account, the service requirements, container size and standard monthly charge; and (B) will be updated within one (1) Business Day following the Closing Date to identify all customer information relating to the final Collection Accounts transferred on the Closing Date, including customer name, service address, billing address, customer number, zip code, service requirements, container size and standard monthly charge;
     (ii) The Contracts with Governmental Authorities listed on Schedule 1.1(c)(ii) (collectively, the “Government Contracts”);
     (iii) The leases relating to the Rolling Stock listed on Schedule 1.1(c)(iii) (collectively, the “Rolling Stock Leases”);
     (iv) The leases relating to the machinery, heavy equipment and materials handling equipment (in each case, other than Rolling Stock) (collectively, the “Equipment”) listed on Schedule 1.1(c)(iv);
     (v) The leases relating to the Office Equipment listed on Schedule 1.1(c)(v);
     (vi) The employment agreements listed on Schedule 1.1(c)(vi) (collectively, the “Employment Contracts”);
     (vii) The agreements relating to the Assets listed on Schedule 1.1(c)(vii); and

     (viii) Those other Contracts of Seller not set forth on Schedule 1.1(c) solely to the extent (A) each such Contract relates primarily to the ownership or operation of the Assets in the Market and requires by its terms annual expenditures after the Closing in an amount less than $25,000 and (B) such Contracts collectively do not require by their terms expenditures after the Closing of more than $100,000 (collectively, the “Permitted Unlisted Contracts,” and together with all of the Contracts described in or listed on the Schedules 1.1(c)(i)-(vii), collectively, the “Assumed Contracts”) (notwithstanding anything herein to the contrary, any Contracts that are not listed on Schedules 1.1(c)(i)-(vii) and do not constitute Permitted Unlisted Contracts will not be included as Assumed Contracts);
          (d) All accounts receivable of Seller arising from the Collection Accounts which will be listed on Schedule 1.1(d), (collectively, the “Accounts Receivable”), which schedule will be delivered by Seller to Buyer within 5 Business Days following the Closing Date; provided, however, that Accounts Receivable shall exclude any inter-company accounts receivable and accounts receivable of Seller related to any National Accounts;
          (e) All of the (i) operating records, customer records, maintenance files, engineering studies, plans and specifications of Seller to the extent related to any Assets in the Market (in whatever format they exist, whether in hard copy or electronic format) and (ii) to the extent transferable under Applicable Law, human resources records, employee personnel files (including all employee benefit files and employee investigation files, if applicable) and related files (collectively, the “Employee Records”) related to employees of Seller hired by Buyer in connection with the Transactions, but excluding any such files, documents, books and records that constitute Excluded Assets pursuant to Section 1.2 and excluding past e-mails that are not part of such files, documents, books and records and that instead may be stored on servers or networks of Seller or otherwise included in the Excluded Assets (collectively, the “Records”); provided, however, that Seller may retain a copy of (A) all Employee Records and (B) all other records and files transferred to Buyer pursuant to this Agreement, including those needed to comply with any regulations, investigations, audits, or inquiries or for ongoing matters relating to the Excluded Assets, including all disputes and litigation matters;
          (f) The computer hardware and software of Seller that is listed and described on Schedule 1.1(f);
          (g) All of the IP Rights listed on Schedule 1.1(g);
          (h) All Permits related to the ownership, operation, management or use of the Assets in the Market that are owned by, issued to, or held by or otherwise benefiting Seller and transferable by their respective terms to Buyer;
          (i) The credits, deferred charges, prepaid expenses, deposits and other prepaid assets, other than those related to Taxes (except for any prepaid sales Taxes and property Taxes relating to the fixed assets included within the Assets), of Seller principally related to the Assets and listed and described on Schedule 1.1(i) (collectively, the “Prepaid Assets”); and
          (j) All right, title and interest in and to the dedicated telephone and fax numbers, post office boxes and telephone listings of Seller listed on Schedule 1.1(j).
To the extent any Registered Rolling Stock is owned other than by Seller, Seller shall cause such Registered Rolling Stock to be sold to Buyer at Closing by the entities holding title thereto (collectively, the “Additional Vehicle Seller”).

     1.2 Excluded Assets. Notwithstanding anything to the contrary in Section 1.1 but subject to Section 1.7, the parties agree that the Assets shall exclude any assets of Seller that are not expressly designated as Assets pursuant to Section 1.1, which excluded assets of Seller shall remain the property of Seller and shall not be sold to Buyer or WSI at the Closing (collectively, the “Excluded Assets”), including, without limitation, the following Excluded Assets:
          (a) The Purchase Price to be paid by Buyer to Seller pursuant to Section 2.1 Seller’s other rights under this Agreement or any Ancillary Agreement;
          (b) All cash or cash equivalents on hand or held in any account of Seller (including all checking, savings, depository or other accounts), and all bank accounts and escrow accounts of Seller;
          (c) All accounts receivable and notes receivable of Seller related to or arising out of transactions between Seller, on the one hand, and any subsidiary or Affiliate of Seller (any such subsidiaries or Affiliates of Seller are collectively referred to as the “Seller Companies”), on the other hand;
          (d) All stock, membership interests, partnership interests or other ownership interests in Seller or any Seller Companies;
          (e) Except as otherwise provided in Section 1.1(e), all corporate or other entity-level Records of Seller or Seller Companies, including, without limitation, corporate charters, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, Tax Records, blank stock certificates and other documents relating to the organization, maintenance and existence of Seller or any Seller Companies;
          (f) Except as otherwise provided in Section 1.1(e), any Records of Seller to the extent related to any Excluded Assets or Excluded Liabilities (including, without limitation, files relating to Taxes and personnel files);
          (g) All rights of Seller with respect to any proceedings, causes of action and claims of every nature, kind and description, including, but not limited to, all rights, claims, liens, rights of setoff, offset or recoupment, defenses, lawsuits, judgments and other claims or demands of any nature against third parties whether liquidated or unliquidated, fixed or contingent or otherwise;
          (h) All rights under any insurance policies of Seller or any Seller Companies, including, without limitation, any cash surrender value under any such insurance policies;
          (i) All claims for any refunds of Taxes and other governmental charges attributable to any period ending on or before the Closing Date;
          (j) All assets held under any employee benefit plans maintained by or for the benefit of Seller;

          (k) All prior title insurance policies and commitments, deeds and surveys covering any Real Property issued to, on behalf of or for the benefit of Seller or any Seller Companies; provided, however, that Seller agrees to provide copies of the foregoing to the extent in the possession and control of Seller;
          (l) Any computer hardware and software owned or leased by, or licensed to, Seller that is not listed on Schedule 1.1(f) (including, without limitation, all billing, route management and other software programs in addition to basic operating systems);
          (m) All rights, title and interest in any financial responsibility, financial assurance or similar mechanisms;
          (n) Such other assets of Seller that are listed on Schedule 1.2(n); and
          (o) The National Accounts.
     1.3 Assumed Liabilities. At the Closing, subject to Article IX, Buyer and WSI shall jointly and severally assume from Seller, and shall agree to pay, perform and discharge when due, the following Liabilities of Seller (the “Assumed Liabilities”):
          (a) All Liabilities arising under or pursuant to the Assumed Contracts, the Collection Accounts and the Real Property;
          (b) All Liabilities for the customer deposits (the “Customer Deposits”) and deferred revenue obligations (the “Deferred Revenue”) listed on Schedule 1.3(b);
          (c) Any and all Liabilities relating to the Assets with respect to Environmental Laws and Permits whether such Liabilities relate to periods preceding or following the Closing, including all closure/post-closure Liabilities with respect to the Assets (including such Permits) and all obligations under Applicable Laws (including Environmental Laws) to establish accruals for such Liabilities;
          (d) All Liabilities for Taxes relating to the Assets accruing on or after the Closing Date, including Taxes relating to the Real Property (subject to the terms of Section 6.4);
          (e) All Liabilities listed on Schedule 1.3(e);
          (f) All other Liabilities which Buyer and/or WSI expressly agree to assume pursuant to this Agreement; and/or
          (g) Any other Liabilities (other than Excluded Liabilities) of any nature whatsoever, whether legal or equitable, or matured or contingent, arising out of or in connection with or related to the ownership, lease, operation, performance or use of the Assets after the Closing Date.

     1.4 Excluded Liabilities. At the Closing, subject to Article IX, neither Buyer nor WSI shall, by the execution and performance of this Agreement or otherwise, assume, become responsible for or incur the following Liabilities of Seller (collectively, the “Excluded Liabilities”):
          (a) Except to the extent included in the Assumed Liabilities, any Liabilities of Seller or any Seller Companies for Taxes, whether or not accrued, assessed or currently due and payable, including any Taxes arising from the use or the ownership of the Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date;
          (b) Subject to the terms of Section 6.6, any Liabilities of Seller for expenses incurred in connection with the sale of the Assets pursuant to this Agreement;
          (c) Any inter-company payables or receivables between Seller and any Seller Companies;
          (d) Any Liabilities of Seller or any Seller Companies arising out of or in connection with or related to the ownership or use of the Assets on or prior to the Closing Date that do not constitute Assumed Liabilities; and
          (e) Any Liabilities arising under that certain (i) Mortgage in the original principal amount of $225,000.00 executed by Lawson Realty, Inc. in favor of Carlo Casagrande dated June 17, 1988, recorded June 21, 1988, in Official Records Book 13722, Page 1735 and (ii) Mortgage in the original principal amount of $225,000.00 executed by Lawson Realty, Inc. in favor of Carlo Casagrande dated June 17, 1988, recorded June 21, 1988, in Official Records Book 13722, Page 1735.
     1.5 Non-Assignment of Certain Contracts. Notwithstanding anything to the contrary in this Agreement, to the extent that the assignment hereunder of any Assumed Contract shall require the consent of any third party, neither this Agreement nor any action taken pursuant to its provisions shall constitute an assignment or an agreement to assign if such assignment or agreement to assign would constitute a breach of such Assumed Contract or result in the loss or material diminution thereof, provided, however, that Seller shall, at the request of Buyer, use commercially reasonable efforts to obtain the consent of the other party to such Assumed Contract to an assignment thereof in favor of Buyer; further provided, however, that if any Assumed Contract requires consent for assignment in favor of Buyer and such consent is not obtained, Seller shall, to the extent requested by Buyer and contractually permitted, use commercially reasonable efforts to enter into an operating agreement with Buyer affording Buyer the rights, benefits and obligations under such Assumed Contract as if such consent to assignment had been obtained (each, an “Operating Agreement”). In the event that the consent to assign any such Assumed Contract is obtained, such Assumed Contract thereupon shall be immediately assigned from Seller to Buyer. Notwithstanding the foregoing, subject to Section 1.7, if such accommodation to the Seller under an Operating Agreement is not contractually permitted, Seller shall not have any obligations to provide Buyer or WSI with the rights, benefits or obligations under such Assumed Contract following the Closing. Notwithstanding anything in this Agreement to the contrary, in no event shall Seller be obligated to pay any fees, commissions or other compensation to obtain the consent of a third party for the assignment hereunder of any Assumed Contract, and in no event shall Seller be liable for any losses or Liabilities which are the result of any failure to obtain, or any decision by any party hereto not to obtain, any consent of a third party to the assignment or subcontracting of any Contract which is included, or intended to be included, among the Assets.

     1.6 Allocation of Purchase Price. The Purchase Price (including any liabilities that are considered to be an increase to the Purchase Price for federal income tax purposes) shall be allocated among the Assets in a document prepared by Buyer in good faith and delivered to Seller within sixty (60) days after the Closing Date (and adjusted within sixty (60) days after the Actual True-Up Amount is finally determined pursuant to Section 2.2). Such allocation shall be determined in accordance with the requirements of Code Section 1060 and based on the fair market value of the Assets as determined by arm’s length negotiations. In the event that Seller disputes in good faith Buyer’s allocation and such dispute is not resolved by agreement upon a final Purchase Price allocation within ten (10) Business Days after delivery of Buyer’s Purchase Price allocation, such dispute shall be submitted to an independent accountant mutually agreeable to Seller and Buyer (the “Accountant”). The Accountant shall deliver its written determination within thirty (30) days of receipt of the matter, and the Accountant’s determination shall be final, binding and conclusive on the Parties for federal, state and local income tax purposes in connection with the transactions contemplated hereby. The parties agree to file (or cause to be filed) (i) all required federal Forms 8594, Asset Acquisition Statement under Section 1060, and (ii) all other Tax Returns (including amended Tax Returns and claims for refund) in a manner consistent with such allocation of the Purchase Price described in this Section 1.6. The parties agree to refrain from taking any position that is inconsistent with such allocation, and to use their commercially reasonable efforts to sustain such allocation in any subsequent Tax audit or Tax dispute.
     1.7 Certain Customer Issues and Asset Reconciliations.
          (a) Notwithstanding anything to the contrary in this Agreement, following the date of this Agreement, Seller will use its commercially reasonable efforts to identify any customer issues relating to National Accounts (collectively, “Customer Issues”).
          (b) If, at any time after the Closing Date, either Seller or Buyer determines in good faith that any Contract (whether or not an Assumed Contract, and including any Contract right related to a Collection Account) relates both to the Assets and to assets, facilities or customers of Seller or any Affiliate of Seller that are not included in the Assets, the parties will use their good faith efforts to enter into arrangements, including subcontracting arrangements, bifurcation arrangements, operating agreements and/or modifications of the applicable Contract, to allocate reasonably and fairly the benefits and burdens thereof based on the relationship of such Contract to the Assets and such assets, facilities or customers. If, at any time after the Closing Date, either Seller or Buyer identifies any tangible personal property (whether or not listed on the schedules hereto), Contract right or other asset that Seller or Buyer, as the case may be, reasonably concludes in good faith (i) was included in the conveyances hereunder by Seller to Buyer, (ii) was not used or held in connection with the ownership or operation of the Assets, and (iii) was inadvertently conveyed in error by Seller to Buyer, the parties will use good faith efforts to cause such tangible personal property, Contract right or other asset to be reconveyed to Seller or, if such conveyance is not reasonably practicable, to enter into other arrangements affording Seller the benefit of such tangible personal property or Contract right. If, at any time after the Closing Date, Seller or Buyer identifies any tangible personal property, Contract right (whether or not listed on the schedules hereto) or other asset that that Seller or Buyer, as the case may be, reasonably concludes in good faith (i) was not included in the conveyances hereunder by Seller to Buyer, (ii) was used or held in connection with the ownership or operation of the Assets, and (iii) was inadvertently omitted in error from the conveyances hereunder by Seller to Buyer, the parties will use good faith efforts to cause such tangible personal property, Contract right or other asset to be conveyed to Buyer or, if such conveyance is not reasonably practicable, to enter into other arrangements affording Buyer the benefit of such tangible personal property or Contract right. Unless otherwise agreed, neither Buyer nor Seller shall be entitled to any additional compensation for any conveyances made pursuant to this Section 1.7(b).

ARTICLE II
PURCHASE PRICE AND CLOSING
     2.1 Purchase Price. Subject to adjustment as provided in this Article II and Section 9.7, at the Closing, WSI shall cause Buyer to pay to Seller, and Buyer shall pay to Seller, the aggregate amount (the “Closing Purchase Price”) of Thirty Two Million Dollars ($32,000,000) by wire transfer of immediately available funds, plus or minus an amount equal to the estimated net aggregate sum of the following items as of the Closing Date as determined under Section 2.2(b) (collectively, the “Estimated True-Up Amount”): (a) the estimated A/R Value as of the Closing Date; plus (b) the estimated total amount of Prepaid Assets as of the Closing Date; minus (c) the estimated total amount of Deferred Revenue as of the Closing Date; and minus (d) the estimated total amount of Customer Deposits as of the Closing Date. The Closing Purchase Price, as adjusted pursuant to this Article II and Section 9.7, is referred to herein as the “Purchase Price.”
     2.2 Post-Closing Adjustment.
          (a) The following capitalized terms used in this Agreement shall have the following meanings:
          (i) “Actual True-Up Amount” means the net aggregate sum of the actual amounts of the following items as of the Closing Date, as determined in accordance with this Section 2.2: (a) the actual A/R Value as of the Closing Date; plus (b) the actual amount of the Prepaid Assets as of the Closing Date; minus (c) the actual amount of the Deferred Revenue as of the Closing Date and minus (d) the actual amount of the Customer Deposits as of the Closing Date.
          (ii) “Adjustment Amount” means an amount (which may be positive or negative) equal to the amount by which the Actual True-Up Amount as of the Closing Date is different from the Estimated True-Up Amount.
          (iii) “A/R Value” means, with respect to a particular date, the value of the Accounts Receivable as of such date reduced in accordance with the following formula: (A) for all Accounts Receivable less than 90 days old, 0% reduction; (B) for all Accounts Receivable from 90 to 120 days old, 50% reduction and (C) for all Accounts Receivable more than 120 days old, 100% reduction.

          (b) At least one (1) day prior to the Closing Date, Seller shall deliver to Buyer a worksheet setting forth its good faith estimate of the Estimated True-Up Amount as of the Closing Date. If the Estimated True-Up Amount is a positive number, as contemplated by Section 2.1, the amount payable by Buyer to Seller at Closing shall be increased in an amount equal to the positive Estimated True-Up Amount. If the Estimated True-up Amount is a negative number, as contemplated by Section 2.1, the amount payable by Buyer to Seller at Closing shall be decreased in an amount equal to the negative Estimated True-Up Amount.
          (c) Within 90 days after the Closing, Seller shall prepare a computation of the Actual True-Up Amount and the Adjustment Amount as of the Closing Date and deliver such computation to Buyer. If, within 30 days following delivery of such computation, Buyer does not deliver a written objection thereto to Seller, then the Actual True-Up Amount and the Adjustment Amount shall be deemed to be agreed-to between the parties as reflected on the computation provided pursuant to the preceding sentence. If Buyer objects in writing to the computation within 30 days following the delivery of such computation, then Seller and Buyer shall negotiate in good faith and attempt to resolve their disagreement. Should such negotiations not result in an agreement within 30 days after delivery of such written objection, the issues remaining in dispute shall be submitted to an independent auditor mutually agreeable to Seller and Buyer (the “Neutral Auditor”). Seller and Buyer shall furnish or cause to be furnished to the Neutral Auditor such work papers and other documents and information relating to the disputed issues as they may deem necessary or appropriate or as the Neutral Auditor may request and that are available to that party or its agents. Further, Seller and Buyer shall be afforded the opportunity to present to the Neutral Auditor any material relating to the disputed issues and to discuss the issues with the Neutral Auditor, provided, however, that no party shall have any discussions with the Neutral Auditor without first providing the other parties with notice of such discussions and a reasonable opportunity to attend, observe or otherwise participate in such discussions. All fees and expenses relating to the work, if any, performed by the Neutral Auditor will be borne equally by Buyer and Seller. The Neutral Auditor will deliver to Buyer and Seller a written determination (which determination shall include a worksheet setting forth all material calculations used in arriving at such determination and shall be based solely on information provided to the Neutral Auditor by Buyer and Seller or their respective Affiliates) of the disputed items, including the Actual True-Up Amount and the Adjustment Amount, within 30 days of receipt of the disputed items, which determination will be final, binding and conclusive on the parties.
          (d) Promptly following agreement on, or delivery of the final, binding and conclusive computation setting forth, the Actual True-Up Amount and the Adjustment Amount, Buyer and Seller shall account to each other as provided for in this Section 2.2(d). If the Adjustment Amount is a positive number, then WSI shall cause Buyer to pay, and Buyer shall pay, to Seller a cash payment equal to such difference as an increase in the Purchase Price. If the Adjustment Amount is a negative number, then Seller shall pay Buyer a cash payment equal to such difference as a decrease in the Purchase Price. Any such payment shall be due and payable within 10 days after the final determination of the Adjustment Amount pursuant to Section 2.2(c) and shall be paid in immediately available funds by wire transfer to an account designated by Buyer or Seller, as applicable.

     2.3 Closing.
          (a) The closing of the purchase and sale provided for in this Agreement (the “Closing”) shall take place at the offices of Akerman Senterfitt & Eidson, P.A., One Southeast Third Avenue, Suite 2500, Miami, Florida 33131 at 10:00 a.m., local time, on the date hereof. The date of this Agreement is referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken, executed and delivered simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
          (b) The parties agree that, notwithstanding the actual date and time of the Closing and notwithstanding any other provision herein to the contrary, for financial and accounting purposes, Closing shall be deemed to have occurred on October 1, 2009 at 12:01 a.m., local time (the “Effective Time”) (i.e., Buyer will receive the benefit of all revenue generated on October 1, 2009 and thereafter and is responsible for all ordinary course business operating costs and expenses incurred on and after October 1, 2009), and for all other purposes, Closing shall be deemed to have occurred at 5:00 p.m., local time, on the date hereof. Buyer and Seller further agree that, notwithstanding any other provision herein to the contrary, Buyer shall reimburse Seller for all costs and expenses incurred by Seller, between the Effective Time and the Closing, in connection with the regular operation of the business associated with the Assets. Buyer agrees to make such reimbursement within five (5) Business Days of its receipt of an invoice for such costs and expenses from Seller.
     2.4 Closing Deliveries by Seller. At the Closing, Seller shall deliver or cause to be delivered to Buyer, all duly and properly executed (where applicable):
          (a) For each parcel of Owned Real Property, a Deed from the Seller conveying to Buyer indefeasible, fee simple title to such parcel subject only to the Permitted Encumbrances, in form and substance reasonably satisfactory to Buyer;
          (b) A Bill of Sale from Seller to Buyer in the form agreed by Buyer and Seller (the “Bill of Sale”);
          (c) Affidavit of Non-Foreign Status from Seller to Buyer, in the form agreed by Buyer and Seller;
          (d) For each parcel of Owned Real Property, an owner’s affidavit from the Seller, and any other documents reasonably required by the Title Company or as otherwise specified in the Title Commitments in order for the Title Company to delete the Title Requirements (excluding any Title Requirements that are (i) an obligation of Buyer or (ii) Assumed Liabilities) in order to issue the corresponding Title Policies, which Title Commitments have been reviewed, approved and accepted in full by Buyer on or prior to the date hereof;
          (e) Assignment and assumption agreements executed by Seller or the applicable Seller Affiliate thereof, in the form agreed by Buyer and Seller, for all of the Assumed Contracts (the “Assignment and Assumption Agreement”);

          (f) A letter from Seller’s (or its Affiliate’s or Affiliates’) lenders confirming that all Blanket Liens on the Assets will be released concurrently with the Closing and that evidence thereof shall be delivered within 60 days following the Closing Date and evidence reasonably satisfactory to Buyer of satisfaction of all Encumbrances encumbering the Assets other than Permitted Encumbrances;
          (g) A transition services agreement, in the form agreed by Buyer and Seller (the “Transition Services Agreement”);
          (h) A national account subcontract, in the form agreed by Buyer and Seller (the “National Account Subcontract”); and
          (i) Such other separate documents or instruments of sale, assignment or transfer as Buyer and Seller shall mutually agree upon.
     2.5 Closing Deliveries by WSI and Buyer. At the Closing, WSI and Buyer shall deliver or cause to be delivered to Seller:
          (a) The Closing Purchase Price by wire transfer of immediately available funds to the account specified by Seller;
          (b) The duly and properly executed Assignment and Assumption Agreement executed by Buyer;
          (c) The duly and properly executed Transition Services Agreement executed by Buyer;
          (d) The duly and properly executed National Account Subcontract executed by Buyer; and
          (e) Such other separate documents or instruments of sale, assignment or transfer as Buyer and Seller shall mutually agree upon.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in the Seller’s Disclosure Schedules, Seller makes the following representations and warranties to Buyer. For the purposes of this Article III, any item or matter disclosed by Seller in any section or subsection of Seller’s Disclosure Schedules will also be deemed to be disclosed in any other sections or subsections of Seller’s Disclosure Schedules to the extent that it is reasonably apparent from the face of such disclosure that such item or matter is applicable or relates to such other sections or subsections. It is understood and agreed that the inclusion of any specific item in the Seller’s Disclosure Schedules is not intended to imply that such items so included or other items are or are not material.
     3.1 Organization and Qualification. Seller is duly organized, validly existing and in good standing under the laws of the state of Delaware and is duly authorized, qualified and licensed under all Applicable Laws to carry on its business in the places and in the manner in which its business is presently conducted, except for where the failure to be so authorized, qualified or licensed would not have a Seller’s Material Adverse Effect.

     3.2 Authority; Binding Effect.
          (a) Seller has full power and, subject to obtaining any required consents hereunder, authority (including full corporate or other entity power and authority) to enter into this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transactions and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.
          (b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller is within its partnership rights, powers and authority and such actions have been approved by Seller’s general partner, and no other proceedings on the part of Seller will be necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by Seller of the Transactions and the performance of its obligations under this Agreement and the Ancillary Agreements to which it is party. This Agreement is, and the Ancillary Agreements to which the Seller is party when executed and delivered will be (assuming the due authorization, execution and delivery of each by WSI and Buyer), the valid and legally binding agreement of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the effects of general principles of equity.
     3.3 Consents and Approvals; No Violation. Except (a) as set forth in Schedule 3.3, and (b) for such matters which would not reasonably be expected to have a Seller’s Material Adverse Effect, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements by Seller do not and will not:
          (a) conflict with, or result in a breach or violation of, its Organizational Documents;
          (b) result in the creation or imposition of any Encumbrance on the Assets;
          (c) except for the notices, consents or approvals required under any Assumed Contract or Permit (collectively, the “Required Consents”), (i) require Seller to provide notice to, or obtain the consent or approval of, any Governmental Authority or other third Person or (ii) constitute a material default under or give rise to any material right of termination, cancellation or acceleration of, or to a material loss of any benefit to which Seller is entitled under, such Assumed Contract; or
          (d) conflict with, or result in a breach of or default under any Applicable Law to which Seller is bound or to which the Assets are subject.

     3.4 Compliance with Laws; Permits.
          (a) Except as set forth in Schedule 3.4(a) and except for such matters which would not reasonably be expected to have a Seller’s Material Adverse Effect, (i) the Assets are being operated in all material respects in compliance with all Applicable Laws, (ii) Seller is not involved in any Proceeding relating to the Assets seeking to impose material fines or penalties or seeking injunctive relief for violation of any Applicable Laws and Permits and (iii) there is no pending or, to Seller’s Knowledge, threatened Proceeding or other form of material review relating to Seller or the Assets with respect to any Applicable Law or Permit.
          (b) The Permits listed on Schedule 3.4(b) comprise all Permits (excluding Environmental Permits) necessary to enable Seller to own the Assets and conduct the Assets as currently conducted, except any Permits the absence of which would not reasonably be expected to have a Seller’s Material Adverse Effect. Except as set forth on Schedule 3.4(b), Seller is in compliance with the terms and conditions of all Permits, except for such failures which would not reasonably be expected to have a Seller’s Material Adverse Effect. All of the Permits are currently valid, in good standing and in full force and effect in all material respects, except for such failures which would not reasonably be expected to have a Seller’s Material Adverse Effect.
     3.5 Assets; Personal Property.
          (a) All of the Assets are either owned by Seller or leased by Seller under an Assumed Contract.
          (b) At the Closing, upon the consummation of the transactions in accordance with this Agreement, Seller shall convey to Buyer good and marketable title to the Assets, or valid leasehold interests in the leased personal property Assets, in each case, free and clear of all Encumbrances (other than Encumbrances created by Buyer, Permitted Encumbrances and the Blanket Liens that will be released as provided in Section 6.16), except, in each case, for such defects in title and such Encumbrances that would not reasonably be expected to have a Seller’s Material Adverse Effect.
          (c) Except as set forth in Schedule 3.5(c), the Equipment is in operating condition in all material respects, ordinary wear and tear excepted.
          (d) The automobiles, trucks, fork lifts, construction vehicles and other motor vehicles and the attachments, accessories and materials handling equipment comprising the Rolling Stock are in operating condition in all material respects, ordinary wear and tear excepted.
     3.6 Real Property.
          (a) Except for Permitted Encumbrances or as set forth on Schedule 3.6(a) or the requirements listed in the Title Commitments, (i) Seller has good and marketable indefeasible fee simple title to the Owned Real Property, and, at Closing, all of Seller’s right, title and interest to the Owned Real Property shall be conveyed to Buyer, free and clear of all Encumbrances, subject to Encumbrances created by Buyer.

          (b) Except for the Permitted Encumbrances, the Blanket Liens that will be released as provided in Section 6.16, as set forth on Schedule 3.6(b) or for matters that would not, individually or in the aggregate, reasonably be expected to have a Seller’s Material Adverse Effect:
          (i) There are no Proceedings pending and brought by or, to Seller’s Knowledge, threatened by, any third party which would reasonably be expected to result in a material change in the allowable uses of the Real Property;
          (ii) Seller has not leased or otherwise granted a present or future right to possession or occupancy or use of all or any part of the Owned Real Property;
          (iii) There are no Real Estate Leases, outstanding material options, rights of first offer or rights of first refusal to purchase, right to acquire or right to lease the Owned Real Property or any portion thereof;
          (iv) There are no material Proceedings (including condemnation or eminent domain proceedings) pending or, to Seller’s Knowledge, threatened against all or any part of the Real Property;
          (v) Seller has not received any written notice of (A) any material violation of any applicable zoning ordinance, building code, use or occupancy restriction, covenant, condition or restriction of record or any other violation of Applicable Law relating to the Real Property or the improvements thereon or (B) any material pending special assessments affecting all or any part of the Real Property (except as shown on the Title Commitments); and
          (vi) To Seller’s Knowledge, there are no unrecorded material contracts, leases, easements or other agreements, rights or claims of third parties affecting the use, title, occupancy or development of the Owned Real Property.
     3.7 Contracts.
          (a) Listed on Schedule 3.7(a) is a complete and accurate list of each Material Collection Contract.
          (b) Except as set forth in Schedule 3.7(b), to Seller’s Knowledge, all Material Collection Contracts are in full force and effect in all material respects and are valid, binding and enforceable against Seller in accordance with their respective provisions. To Seller’s Knowledge, Seller has not received any written notice that any Person intends or desires to modify, waive, amend, rescind, release, cancel or terminate any Material Collection Contracts.
          (c) Set forth on Schedule 3.7(c) is a complete list of names and addresses of all disposal sites used currently or within the past three (3) years by Seller in connection with the operation of the Assets.

     3.8 Taxes. Except as set forth on Schedule 3.8 or for matters that would not, individually or in the aggregate, reasonably be expected to have a Seller’s Material Adverse Effect, with respect to the Assets:
          (a) Seller, either separately or as a member of an Affiliated Group, (i) has completed and timely filed all Tax Returns required to be filed with any Tax authority for any Pre-Closing Period and (ii) has paid (or have had paid on their behalf) all Taxes shown as due and payable thereon. Such Tax Returns reflect in all material respects all Taxes due and payable with respect to the periods covered by them. There is no Tax Return filed by Seller either separately or as a member of an Affiliated Group, and there are no outstanding assessments or Taxes otherwise due, for any Pre-Closing Period, that will result, on or after the Closing Date, in any Taxes or other governmental charges upon the Assets or Buyer, whether as transferees of the transferred assets or otherwise. There are no Encumbrances for Taxes on any of the Assets other than Encumbrances for Taxes not yet due and payable.
          (b) There is no actual, pending or, to Seller’s Knowledge, threatened claim, audit, investigation, dispute or other proceeding concerning any Taxes of Seller that may result in a material Encumbrance against any of the Assets after Closing.
     3.9 Litigation. Except as set forth on Schedule 3.9 and except for proceedings which would not reasonably be expected to result in a Seller’s Material Adverse Effect, (a) there are no Proceedings pending or, to Seller’s Knowledge, threatened against Seller relating to the Assets that would reasonably be expected to interfere with the consummation of the Transactions, at law or in equity, before any federal, state or local court or regulatory agency or other Governmental Authority, (b) there are no existing orders, judgments or decrees of any Governmental Authority affecting any of the Assets and (c) there are no Proceedings pending or, to Seller’s Knowledge, threatened, against Seller that could result in an Encumbrance on the Real Property.
     3.10 Events or Conditions Since July 1, 2009. Except for matters that would not reasonably be expected to result in a Seller’s Material Adverse Effect, since July 1, 2009, Seller has operated the Assets in the ordinary course of business.
     3.11 Environmental Compliance; Hazardous Materials.
          (a) Except as set forth in Schedule 3.11(a) or for matters that would not, individually or in the aggregate, reasonably be expected to have a Seller’s Material Adverse Effect:
          (i) To Seller’s Knowledge, the Assets are being operated in material compliance with all Environmental Laws and Environmental Permits;
          (ii) To Seller’s Knowledge, during the period that Seller has operated the Assets, there have been no Releases of any Hazardous Materials into the environment or onto or under any Owned Real Property in connection with the ownership or operation of the Assets, except in material compliance with all Environmental Laws;

          (iii) No portion of the Owned Real Property is on a CERCLA, CERCLIS or RCRIS list or the National Priorities List of Hazardous Waste Sites or any similar list or database maintained by the states in which the Assets are located, Seller is not listed as, nor have they been notified that any of them is a “potentially responsible person” with respect to the Assets; and
          (iv) No Encumbrances with respect to a Release have been imposed against or on any of the Assets under CERCLA, any comparable state statute or other Applicable Law.
          (b) Except as set forth in Schedule 3.11(b) or for matters that would not, individually or in the aggregate, reasonably be expected to have a Seller’s Material Adverse Effect, with respect to the Assets, no Seller has received any written notice or other written communication from any Governmental Authority or unaffiliated third Person alleging or relating to the investigation of any alleged (i) material violation of Environmental Law or (ii) material liability or potential liability for any Release, other than, in each case, those that have been fully resolved without further liability or obligation to Seller. There is no litigation nor any demand, claim or notice of violation pending or, to Seller’s Knowledge, threatened against either the Seller or the Assets relating to a violation or failure to comply with Environmental Law.
          (c) Seller has obtained all material Environmental Permits required to operate the Assets required as currently operated, and Schedule 3.11(c) contains a complete list of all such Environmental Permits.
          (d) The representations and warranties made in this Section 3.11 are the sole and exclusive representations and warranties of Seller with respect to environmental matters.
     3.12 Employment and Labor Matters.
          (a) Except as set forth in Schedule 3.12(a), with respect to the Assets, Seller is not a party to (a) any collective bargaining agreement, (b) any agreement respecting the employment of any Offered Employee other than the Employment Contracts or (c) any agreement for the provision of consulting or other professional services which is not cancelable without penalty on less than 30 days’ notice. Except as set forth in Schedule 3.12(a) or for matters that would not, individually or in the aggregate, have a Seller’s Material Adverse Effect, to Seller’s Knowledge, within the last 5 years, Seller has not experienced any material labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with any of the Assets. Except to the extent set forth in Schedule 3.12(a), to Seller’s Knowledge, with respect to the Assets, (i) there is no unfair labor practice charge or complaint against Seller pending or, to Seller’s Knowledge, threatened, (ii) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Seller’s Knowledge, threatened against or affecting Seller, (iii) no question concerning labor representation has been raised to Seller or, to Seller’s Knowledge, is threatened respecting the Offered Employees, (iv) no grievance, nor any arbitration proceedings arising out of or under collective bargaining agreements, is pending or, to Seller’s Knowledge, threatened, (v) there are no administrative charges, court complaints or threatened complaints against Seller concerning alleged employment discrimination or other employment related matters pending or, to Seller’s Knowledge, threatened before the U.S. Equal Employment Opportunity Commission, the U.S. Department of Labor or any other Governmental Authority and (vi) to Seller’s Knowledge, Seller has complied with all applicable labor and employment laws in all material respects.

          (b) Set forth on Schedule 6.10(a) is each Offered Employee’s (i) position, (ii) salary or hourly wage rate and (iii) bonus and incentive compensation.
     3.13 No Broker’s or Finder’s Fees. Except as set forth on Schedule 3.13, no agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any brokerage commissions, finder’s fees or similar compensation in connection with the Transactions based on any agreement, arrangement or understanding made by or on behalf of Seller or any Affiliate thereof or to which Seller or any Affiliate thereof is subject.
     3.14 Financial Information. The historical Collection Account revenue, as set forth on the financial statements attached hereto as Schedule 3.14, has been recorded thereon in accordance with generally accepted accounting principles, and such revenue statistics are accurate, true and complete in all respects, except as would not have a Seller’s Material Adverse Effect.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF WSI AND BUYER
     Except as set forth in the Buyer’s Disclosure Schedules, WSI and Buyer, jointly and severally, make the following representations and warranties to Seller. For the purposes of this Article IV, any item or matter disclosed by Buyer in any section or subsection of the Buyer’s Disclosure Schedules will also be deemed to be disclosed in any other sections or subsections of the Buyer’s Disclosure Schedules to the extent that it is reasonably apparent from the face of such disclosure that such item or matter is applicable or relates to such other sections or subsections. It is understood and agreed that the inclusion of any specific item in the Buyer’s Disclosure Schedules is not intended to imply that such items so included or other items are or are not material.
     4.1 Organization and Qualification. Each of WSI and Buyer is duly organized, validly existing and in good standing under the laws of the state of its organization or formation.
     4.2 Authority; Binding Effect.
          (a) Each of WSI and Buyer has full power and, subject to obtaining any required consents hereunder, authority (including full corporate or other entity power and authority) to enter into this Agreement and the Ancillary Agreements to which it is a party, to consummate the Transactions and to perform its obligations under this Agreement and the Ancillary Agreements to which it is a party.

          (b) The execution, delivery and performance of this Agreement and the Ancillary Agreements by each of WSI and Buyer is within their respective corporate, limited liability company or partnership rights, powers and authority and such actions have been approved by each such Person’s board of directors, managers or general partners (as the case may be), and no other proceedings on the part of either WSI or Buyer will be necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements or the consummation by WSI and Buyer of the Transactions and the performance of their obligations under this Agreement and the Ancillary Agreements to which they are parties. This Agreement is, and the Ancillary Agreements to which the WSI and Buyer are parties when executed and delivered will be (assuming the due authorization, execution and delivery of each by Seller and RSG), the valid and legally binding agreement of each of WSI and Buyer, enforceable against each such Person in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and the effects of general principles of equity.
     4.3 Consents and Approvals; No Violation. Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the Transactions and the fulfillment of the terms of this Agreement and the Ancillary Agreements by WSI and Buyer do not and will not:
          (a) conflict with, or result in a breach or violation of, either Person’s Organizational Documents;
          (b) result in the creation or imposition of any Encumbrance on the Assets;
          (c) (i) require WSI or Buyer to provide notice to, or obtain the consent or approval of, any Governmental Authority or other third Person or (ii) constitute a material default under or give rise to any material right of termination, cancellation or acceleration of, or to a material loss of any benefit under, any contract, agreement, arrangement or instrument to which either such Person is a party or by which either such Person or any of its properties or assets may be bound; or
          (d) conflict with, or result in a material breach of or default under any Applicable Law to which either such Person is bound or its material assets are subject.
     4.4 Litigation. There are no Proceedings pending or, to WSI’s or Buyer’s Knowledge, threatened against WSI or Buyer that would reasonably be expected to have a Buyer’s Material Adverse Effect or to otherwise interfere with the consummation of the Transactions, at law or in equity, before any federal, state or local court, regulatory agency or other Governmental Authority.
     4.5 No Broker’s or Finder’s Fees. No agent, broker, investment banker, finder, financial advisor or other Person is or will be entitled to any brokerage commissions, finder’s fees or similar compensation in connection with the Transactions based on any agreement, arrangement or understanding made by or on behalf of WSI or Buyer or any Affiliate thereof or to which WSI or Buyer or any Affiliate thereof is subject.
     4.6 Available Funds. As of the date of this Agreement, Buyer has immediate access to sufficient funds to pay the full Purchase Price payable hereunder at the Closing. WSI will cause Buyer to have, and Buyer will have, sufficient funds to pay the full Purchase Price payable hereunder at the Closing.

ARTICLE V
RESERVED
ARTICLE VI
ADDITIONAL AGREEMENTS
     6.1 Reserved.
     6.2 Access to Information.
          (a) If, as a result of the purchase of the Assets and the completion of the Transactions, WSI or Buyer is required, pursuant to Applicable Laws, to file audited financial statements with the Securities and Exchange Commission, with respect to the Assets, for any period prior to the Closing Date, then, subject to compliance with Applicable Laws, Seller shall afford to Buyer, at Buyer’s expense, reasonable access during normal business hours to such books and records of Seller as WSI or Buyer may reasonably require in connection with their efforts to prepare such financial statements.
          (b) Schedule 3.9 lists pending and/or threatened litigation against Seller relating to the Assets. It is also understood that it is possible that additional disputes and/or litigation may be threatened or brought against Seller or its Affiliates relating to the Assets. In order to address any such disputes and/or litigation, Seller may, after the date hereof, need access to the books and records relating to the ownership and operation of the Assets prior to the date hereof. Subject to compliance with Applicable Laws, Buyer shall, in connection with any such litigation or dispute afford to Seller and its applicable Affiliates, at Seller’s (or such Affiliate’s) expense, reasonable access during normal business hours to such books and records. Further, for a period of three years from the date hereof, and for additional periods, if provided with notice to such effect by Seller, Buyer agrees not to destroy or otherwise dispose of any records of Seller currently being transferred pursuant to the Transactions.
     6.3 Title Insurance and Surveys.
          (a) Buyer has received the title commitment (the “Title Commitment”) issued by the Title Company for the issuance of an ALTA (or, where applicable, a TLTA) owner’s policy of title insurance for each parcel of Owned Real Property (each, a “Title Policy”). The Title Commitment is described on Schedule 6.3(a) and has been reviewed and approved by Buyer. The cost of the base premium for the Title Policy shall be split equally by Buyer and Seller at the Closing and any extra cost for any deletions, modifications or endorsements that may be required by Buyer not contemplated herein shall be the cost of Buyer. Seller shall select the Title Company and, at Closing, Seller and Buyer shall split equally the cost incurred in obtaining the initial Title Commitment.

          (b) Buyer has received a survey of each parcel of Owned Real Property (the “Surveys”) prepared by a registered land surveyor or engineer. The Surveys are described on Schedule 6.3(b) and have been reviewed and approved by Buyer. The cost of any update to the Surveys shall be split equally by Buyer and Seller at the Closing.
          (c) Any matters shown and disclosed in the Title Commitments and Surveys, including, without limitation, any Encumbrances, encroachments, overlaps, boundary disputes or gaps shall, from and after the date hereof, be deemed approved by Buyer and shall constitute Permitted Encumbrances under this Agreement.
     6.4 Prorations and Charges. All Taxes and assessments relating to the Owned Real Property and any personal property or other ad valorem Taxes for any Tax year prior to the Tax year in which the Closing occurs shall be paid in full by Seller on or before the Closing Date or an amount sufficient to fully discharge the same shall be deposited in escrow with the Title Company for payment to the relevant Tax authority. Real Property Taxes and any personal property or other ad valorem Taxes for the current Tax year shall be prorated between Seller and Buyer as of the Closing Date on a daily, pro-rata basis based upon the latest available estimates of the amount thereof or the actual amount of such Taxes. In the event that the actual amount of any such Taxes for an applicable Tax period is not known as of the Closing Date, the proration of such Taxes shall be made based upon the latest available Tax figures, and when the actual Tax bills for such Taxes for the applicable Tax period is received by either Buyer or Seller, such party shall provide notice of its receipt and a copy of such bills to the other party and, if necessary, the parties shall thereafter promptly make a cash settlement based upon the actual Tax bills. Notwithstanding the foregoing, all prorations and allocations contemplated by this Section 6.4 which are not completed at the time of the Closing may be reflected in, and allocated in connection with, the calculations of the Actual True-Up Amount and the Adjustment Amount.
     6.5 Reserved.
     6.6 Fees and Expenses.
          (a) Except as otherwise provided in this Agreement, (i) WSI and Buyer will pay the aggregate of all fees, expenses and disbursements of WSI and Buyer and their agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by WSI and/or Buyer under this Agreement and (ii) Seller will pay the aggregate of all fees, expenses and disbursements of Seller and their respective agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement and any amendments to it and all other costs and expenses incurred in the performance and compliance with all conditions to be performed by Seller under this Agreement, including, without limitation, legal fees, investment banking and advisory fees, accounting fees and any other out-of-pocket documented expenses (collectively, the “Seller’s Expenses”).

          (b) All transfer, documentary, sales (including any bulk sales), use, stamp, registration and other Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the Transactions, shall be split equally by Buyer and Seller when due to the applicable Tax authority; provided, however, that all transfer, documentary, stamp and other Taxes incurred in connection with any financing of Buyer shall be the cost of Buyer. Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, the parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation. Without limiting the generality of the foregoing, Buyer shall bear the payment of all transfer and sales and use Taxes and title fees related to the transfer of the Rolling Stock included in the Assets and incurred as a result of the Transactions.
          (c) Except as may be otherwise provided in this Agreement, all costs of closing the sale and purchase of the Real Property shall be borne as follows: (i) all costs of any kind associated with any financing obtained by Buyer shall be borne by Buyer, including, without limitation, any recording fees, documentary fees and/or stamp Taxes and (ii) all costs to obtain the Title Commitments and all Title Policy premiums, fees and costs and all other closing costs related to the sale and purchase of the Real Property shall be as set forth in Section 6.3 of this Agreement.
     6.7 Reserved.
     6.8 Public Announcements. The parties shall mutually agree on a form of press release to be issued in connection with this Agreement and the Transactions. Except as otherwise required by Applicable Law or the rules of the New York Stock Exchange, the parties agree that no press release, written communication, public announcement, statement or filing shall be issued or made by Seller, on the one hand, or WSI or Buyer, on the other hand, containing information regarding this Agreement or the Transactions (including the terms of the Transactions) without the prior written approval of both Seller and Buyer, which approval may not be unreasonably withheld, conditioned or delayed. The parties shall consult with each other concerning the means by which Seller’s employees, customers and suppliers and others having dealings with Seller will be informed of the Transactions.
     6.9 Reserved.
     6.10 Employees and Employee Benefits.
          (a) Effective as of the Closing Date, subject to Buyer’s customary pre-employment screening, Buyer shall offer employment to the employees listed on Schedule 6.10(a) (each, an “Offered Employee”) on comparable terms (position, salary or hourly wage rate, bonus, health and welfare benefits, etc.) in effect immediately prior to Closing. For purposes of this Agreement, any Offered Employee who is not actively at work on the Closing Date because of vacation, holiday, personal leave, sick or medical leave, maternity, paternity or other family-related leave, military leave, jury duty, bereavement leave or any other leave shall be deemed an Offered Employee. Each Offered Employee who accepts Buyer’s offer of employment is referred to as a “Transferred Employee.”

          (b) Seller shall retain sole responsibility for all (i) accrued payroll and bonuses and accrued but unused vacation, sick or personal days of each Offered Employee as of the Closing Date and (ii) obligations, claims, liabilities and commitments under Seller’s Benefit Plans and compensation practices, including severance benefits, if any, payable to Offered Employees who are not Transferred Employees as a result of the Transactions. Seller shall retain all liabilities and obligations to Offered Employees and their eligible dependents in respect of health insurance continuation coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985, the Health Insurance Portability and Accountability Act of 1996 and similar state Applicable Law.
          (c) Buyer agrees to use commercially reasonable efforts to cooperate with and assist Seller in eliminating the need for Worker Adjustment and Retraining Notification Act and any similar state Applicable Law (collectively, the “WARN Act”) notifications. If, notwithstanding Buyer’s compliance with the preceding sentence of this Section 6.10(c), WARN Act notification is nonetheless required, Seller agrees to provide any required notice under the WARN Act, and any similar state Applicable Law, and to otherwise comply with any such Applicable Law with respect to any “plant closing” or “mass layoff” (as defined in the WARN Act) or group termination or similar event affecting Offered Employees occurring prior to or as a result of the consummation of the Transactions. After the date hereof, Buyer shall be responsible for providing any required WARN Act notice, and any similar notice under applicable state law.
          (d) All Offered Employees who are employed by Buyer from and after the Closing shall be given credit for their years of service with Seller in determining their entitlement to Buyer’s severance and other length-of-service related employee benefits; provided that Buyer agrees to pay to any Offered Employee who is terminated by Buyer within 90 days of the date hereof at least the amount of severance pay to which such Offered Employee would have been entitled, pursuant to Seller’s severance guidelines attached hereto as Schedule 6.10(d), if such employee had been terminated by Seller on the date hereof. Buyer shall take all actions reasonably necessary to ensure that all Transferred Employees are eligible to be enrolled in all applicable Benefit Plans of Buyer effective as of the Closing and are enrolled as soon as reasonably practicable following the Closing (but in no event later than November 1, 2009), and shall take all actions reasonably necessary to ensure that, to the fullest extent permitted under such Benefit Plans, any probationary or waiting periods, or eligibility requirements, applicable under any such Benefit Plans are waived with respect to the Transferred Employees. Notwithstanding the foregoing, Buyer shall take all actions reasonably necessary to ensure that all Transferred Employees are enrolled in all applicable Benefit Plans of Buyer providing health, medical and similar benefits (the “Medical Plans”) effective as of the Closing and shall take all actions reasonably necessary to ensure that any probationary or waiting periods, or eligibility requirements, applicable under any such Medical Plans are waived with respect to the Transferred Employees.
     6.11 Governmental Approvals. Each party shall (i) subject to Applicable Laws, promptly notify the other party of any written communication to that party from the U.S. Department of Justice (the “DOJ”), the Antitrust Division or any other Governmental Authority relating to this Agreement and, subject to Applicable Laws, permit the other party to review in advance any proposed written communication to any of the foregoing relating to this Agreement, (ii) to the extent permitted by Applicable Laws, not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement or the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at any such meeting or discussion and (iii) to the extent permitted by Applicable Laws, furnish the other party with copies of all correspondence, filings and communications between them and their Affiliates and their respective representatives, on the one hand, and any government or regulatory authority or members or their respective staffs, on the other hand, with respect to this Agreement and the Transactions.

     6.12 Reserved.
     6.13 Waiver of Bulk Sales Laws. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) in connection with the Transactions.
     6.14 Removal of Identification. Within (a) three (3) months after the Closing, Buyer shall remove or otherwise conceal all visible usage of the Retained IP on all Assets (other than the Containers) and (b) within six (6) months after the Closing, Buyer shall remove or otherwise conceal all visible usage of the Retained IP on the Containers.
     6.15 Further Assurances. From time to time on and after the Closing and without further consideration except as provided in this Agreement, the parties shall each deliver or cause to be delivered to any other party or parties, at such times and places as shall be reasonably requested, such additional instruments as such other party or parties may reasonably request for the purpose of carrying out this Agreement and the Transactions. Seller, also without further consideration, agrees to cooperate with Buyer and to use Seller’s commercially reasonable efforts to have its officers and employees cooperate on and after the Closing Date in furnishing to Buyer or its advisors (a) information requested by Buyer with respect to the Assets and (b) information and other assistance in connection with obtaining all necessary Permits (including Environmental Permits) and approvals and in connection with any third-party actions, proceedings, arrangements or disputes of any nature with respect to the Assets, provided, however, that these obligations shall not apply to disputes among the parties and that Seller shall not be required to expend any sum of money toward such efforts beyond commercially reasonable and typical overhead expenditures and commercially reasonable outside counsel and adviser fees and costs. WSI and Buyer, also without further consideration, agree to cooperate with Seller and to use their commercially reasonable efforts to have their officers and employees cooperate on and after the Closing Date in furnishing to Seller or its advisors information and other assistance (including reasonable access to the Assets, including the Real Property) in connection with any third-party actions, proceedings, arrangements or disputes of any nature with respect to the Assets, provided, however, that this obligation shall not apply to disputes among the parties, and Buyer shall not be required to expend any sum of money toward that end beyond commercially reasonable and typical overhead expenditures and commercially reasonable outside counsel and adviser fees and expenses.
     6.16 Lien Releases. The Assets may be encumbered by blanket liens in favor of various lenders to Seller and/or Seller’s Affiliates (the “Blanket Liens”), all of which liens will be released concurrently with the Closing. Within 60 days after the Closing Date, Seller shall deliver evidence to Buyer of the release of any security interests reflecting such Blanket Liens. Seller shall use commercially reasonable efforts after the Closing to have the mortgages referenced in Section 1.4(e) of this Agreement terminated as soon as is practicable following the Closing.

     6.17 Replacement Performance Bonds. Within 30 days following the Closing, Buyer will post replacement performance bonds, letters of credit and other financial assurances for the performance bonds, letters of credit and other financial assurances of Seller set forth on Schedule 6.17, and will promptly furnish to Seller a copy of each such replacement performance bond, letter of credit or other financial assurance as it is issued. Buyer will (i) reimburse or otherwise pay Seller for the costs, expenses and Liabilities incurred by Seller in keeping any performance bonds, letters of credit or other financial assurances in place during such 30-day period following the Closing and (ii) pay Seller interest at 10% per annum on the face amount of any performance bonds, letter of credit and other financial assurances not replaced within such 30-day period until the same are replaced.
     6.18 Restrictive Covenants. Seller, for itself and on behalf of its Affiliates, covenants and agrees that for a period of three years from and after the Closing Date (the “Non-Solicit Period”), neither Seller nor any of its Affiliates will (i) solicit any small container municipal solid waste commercial collection business from any Collection Accounts or (ii) solicit from any counterparty to a Government Contract, the waste collection services previously provided by Seller under such Contract prior to the Closing Date, provided, however, that the foregoing restrictions set forth in this Section 6.18 shall not prohibit Seller or any of its Affiliates from (a) responding to, or executing a contract with, any customer solicited through a request for proposals or other bidding process (whether public or private), (b) responding to inquiries or solicitations made by any customers (including pricing inquiries) and providing waste collection services to the customers that are derived as a result of such inquiries or solicitations, (c) soliciting or entering into any National Account Contracts, so long as, with respect to any such National Account Contract, for the remainder of the Non-Solicit Period such Person agrees to subcontract to Buyer the small container municipal solid waste commercial collection business in the Market and/or (d) continuing to do business with any current customers of Seller or any of its Affiliates at locations of Seller not involved in the Assets.
     6.19 Certain Other Matters. Seller, WSI and Buyer each hereby acknowledge and agree as follows: (a) WSI and Buyer have conducted an independent investigation of the Assets and are purchasing the Assets on an “as-is, where-is” basis, (b) except as expressly set forth in Article III, Seller make no representations or warranties, express or implied, at law or in equity, in respect of the Assets or otherwise in connection with this Agreement including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed, (c) except as expressly set forth in Article III, neither WSI nor Buyer has relied on any representations or warranties by or on behalf of Seller in connection with their execution of this Agreement or the consummation of the Transactions contemplated hereby, and any such other representations or warranties shall not be implied at law or in equity, (d) Seller shall have no Liability whatsoever for any information provided, or not provided, as the case may be, by or on behalf of Seller in due diligence or otherwise in connection with the execution of this Agreement, other than Liabilities expressly resulting from breaches of specific provisions of this Agreement, (e) to the fullest extent permitted by Applicable Laws, WSI and Buyer do hereby unconditionally waive and release Seller, and its partners, beneficial owners, officers, directors, managers, shareholders, members and employees from any present or future claims and liabilities of any nature arising from or relating to the presence or alleged presence of Hazardous Materials in, on, at, from, under or about the Real Property or any adjacent property, including, without limitation, any claims under or on account of any Environmental Law, regardless of whether such Hazardous Materials are located in, on, at, from, under or about the Real Property or any adjacent property prior to or after the date hereof, and (f) WSI and Buyer do hereby covenant and agree to defend, indemnify and hold harmless Seller and its partners, beneficial owners, officers, directors, managers, shareholders, members and employees from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, including any action or proceeding brought or threatened, or ordered by Governmental Authorities, relating to any Hazardous Materials which have or may be placed, located or released on the Real Property. The terms and provisions of this paragraph shall survive the Closing hereunder.

     6.20 Buyer’s and WSI’s Representative. In order to administer efficiently the rights and obligations of WSI and Buyer under this Agreement, each of WSI and Buyer hereby designates and appoints Buyer as such party’s representative (the “Buyer’s Representative”) to serve as their agent and attorney-in-fact for the limited purposes set forth in this Agreement. Each of WSI and Buyer hereby appoints the Buyer’s Representative as such Person’s agent, proxy and attorney-in-fact, with full power of substitution, for all purposes set forth in this Agreement, including the full power and authority on such Person’s behalf: (i) to consummate the transactions contemplated by this Agreement; (ii) to disburse any funds received hereunder to WSI and Buyer; (iii) to execute and deliver on behalf of WSI and Buyer any amendment of or waiver under this Agreement, and to agree to resolution of all Claims hereunder; (iv) to retain legal counsel and other professional services, at the expense of WSI and Buyer, in connection with the performance by the Buyer’s Representative of this Agreement including all actions taken on behalf of WSI and/or Buyer as Indemnifying Party pursuant to Article IX; and (v) to do each and every act and exercise any and all rights which such Persons are permitted or required to do or exercise under this Agreement and the other agreements, documents and certificates executed in connection herewith. Each of WSI and Buyer agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Buyer’s Representative and shall survive the bankruptcy or other incapacity of WSI and/or Buyer. Each of WSI and Buyer hereby agrees that any amendment or waiver under this Agreement, and any action taken on behalf of WSI and/or Buyer to enforce the rights of such Person under this Agreement, and any action taken with respect to any claim subject to indemnification by any such Person pursuant to Article IX (including any action taken to object to, defend, compromise or agree to the payment of such claim), shall be effective if approved in writing by the Buyer’s Representative, and that each and every action so taken shall be binding and conclusive on each of WSI and Buyer, whether or not such Person had notice of, or approved, such amendment or waiver.
     6.21 Lockboxes and Cash Sweeps. During the 180-day period following Closing, at least once during every ten (10) Business Days, Seller shall provide to Buyer through ACH payment, to an account designed in writing by Buyer, cash collected by Seller or the Seller Companies that is due to Buyer pursuant to Section 1.1(d): (i) paid or sent to Seller’s or any Seller Company’s lock boxes; (ii) made through any “ez-pay” or other electronic or telephonic payment system of Seller or the Seller Companies; or (iii) via automatic bank payment or electronic funds transfer. Following such 180-day period, Seller shall provide any such further cash amounts received by Seller to Buyer on a periodic basis as may be reasonably mutually agreed upon by Seller and Buyer.

ARTICLE VII
RESERVED
ARTICLE VIII
RESERVED
ARTICLE IX
INDEMNIFICATION
     9.1 Survival of Representations, Warranties and Covenants.
          (a) The representations, warranties and covenants of WSI, Buyer and of Seller contained herein shall survive the Closing as follows:
          (i) The Seller’s Fundamental Representations and the Buyer’s Fundamental Representations shall survive for 30 days past the date of expiration of the applicable statute of limitations relating to the subject matter thereof;
          (ii) All other representations and warranties of Seller shall survive Closing for a period of twelve (12) months; and
          (iii) Except as otherwise specifically provided herein, the covenants of Seller, WSI and Buyer shall survive Closing without limitation as to time until such covenants shall have been performed in full.
          (b) Seller, on the one hand, and WSI and Buyer, on the other hand, shall not have any liability under Sections 9.2 and 9.3, respectively, unless a claim for losses, liabilities or damages for which indemnification is sought thereunder is asserted by the respective party within the survival period set forth above, provided, however, that the timely written assertion of any claim by any such party against the Seller, WSI or Buyer hereunder with respect to the breach or alleged breach of any representation, warranty or covenant shall extend the survival period with respect to such claim through the date such claim is conclusively resolved.
     9.2 Indemnification by Seller. Subject to the terms of Sections 9.4, 10.3 and 10.4, Seller shall, jointly and severally, indemnify, defend (as to Third-Party Claims only), protect, and hold harmless WSI, Buyer and their respective Affiliates at all times from and after the Closing Date from and against all Liabilities, whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary or patent or latent, incurred by Buyer as a result of or incident to (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representation and warranties made by Seller in Sections 3.1, 3.2, 3.3, 3.5(a), 3.6(a) and 3.13 of this Agreement (collectively, the “Seller’s Fundamental Representations”), (b) the breach or nonperformance of any covenant or agreement of Seller in this Agreement, (c) any Excluded Asset or (d) any Excluded Liability.

     9.3 Indemnification by WSI and Buyer. Subject to the terms of Sections 9.4, 10.3 and 10.4, WSI and Buyer shall, jointly and severally, indemnify, defend (as to Third-Party Claims only), protect and hold harmless Seller and its Affiliates at all times from and after the Closing Date from and against all Liabilities, whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, incurred by Seller as a result of or incident to (a) any breach of, misrepresentation in, untruth in or inaccuracy in the representation and warranties made by WSI and/or Buyer in Article IV of this Agreement (collectively, the “Buyer’s Fundamental Representations”), (b) the breach or nonperformance of any covenant or agreement of WSI and/or Buyer in this Agreement, (c) from and after the Closing Date, any Asset or (d) any Assumed Liability.
     9.4 Limitation on Liability.
          (a) The indemnification obligations set forth in Article IX shall (a) apply only if a Closing occurs, (b) apply only after the aggregate amount of claims for indemnification from the Indemnifying Party under this Agreement exceeds two percent (2%) of the Purchase Price (the “Deductible”), and thereafter the Indemnifying Party shall solely be liable for indemnification obligations in excess of the Deductible; provided, however, that only claims, or series of related claims, equal to or in excess of $50,000 shall apply toward the Deductible and/or be indemnifiable after the Deductible has been exceeded.
          (b) Notwithstanding anything in this Agreement to the contrary, the maximum aggregate liability of Seller for Liabilities under Section 9.2 shall be fifteen percent (15%) of the Purchase Price.
          (c) Notwithstanding anything to the contrary contained in this Agreement, neither WSI nor Buyer shall be entitled to any indemnification for Liabilities which are (i) included and/or reflected in the final Actual True-Up Amount calculation pursuant to Section 2.2 or (ii) related to any failure to obtain, or any decision by any party hereto not to obtain, any consent of a third party to the assignment or subcontracting of any Contract which is included, or intended to be included, among the Assets.
          (d) Any indemnification payment due and owing by an Indemnifying Party to an Indemnified Party pursuant to this Article IX shall be reduced by (i) any insurance, indemnity, or other payments or recoveries of a like nature with respect thereto realized by an Indemnified Party (and no right of subrogation shall accrue hereunder to any insurer) and (ii) the amount of any tax benefit to the Indemnified Party (or any of its Affiliates) with respect to the matter for which indemnification would otherwise be available hereunder (after giving effect to the tax effect of receipt of the indemnification payments).
          (e) In the event that an Indemnifying Party can establish that an Indemnified Party had actual knowledge, on or before the Closing Date, of a breach or inaccuracy of a representation or warranty of the Indemnifying Party upon which a claim for indemnification by the Indemnified Party is based, then the Indemnifying Party shall have no liability for any Liability resulting from or arising out of such claim.

          (f) Subject to the terms of Section 8.2, in no event shall any Indemnifying Party have any Liability under this Agreement resulting from, arising out of, or relating to the breach of inaccuracy of any representation and warranty for incidental, punitive, indirect or consequential damages, except to the extent that such damages are owed or payable to a third party as a result of or in relation to such breach.
     9.5 Indemnification Procedure Between WSI, Buyer and Seller. Upon the occurrence of any claim for which indemnification is believed to be due under this Agreement, the Indemnified Party shall provide notice of such claim to the Indemnifying Party, stating in general terms the circumstances giving rise to the claim, specifying the amount of the claim (or an estimate thereof) and making a request for any payment then believed due (subject to the limitations in this Agreement). Upon receipt of any such notice, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a resolution is not reached within such 30-day period, either party may commence the dispute resolution procedures set forth in Article XIII. If all or a portion of such claim amount is owed to the Indemnified Party, the Indemnifying Party shall (subject to the terms of Section 9.4), within 10 days of such determination, pay the Indemnified Party such amount owed in cash.
     9.6 Procedure for Indemnification with Respect to Third-Party Claims.
          (a) If any third Person shall notify an Indemnified Party with respect to any matter that may give rise to a claim for indemnification against an Indemnifying Party (a “Third-Party Claim”) or if any party who may make a claim for indemnification under this Agreement otherwise becomes aware of any matter that may give rise to such a claim or wishes to make such a claim (whether or not related to a Third-Party Claim), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation under this Agreement unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

          (b) If an Indemnified Party gives notice to the Indemnifying Party pursuant to Section 9.6(a) of the assertion of a Third-Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless the Indemnifying Party is also a Person against whom the Third-Party Claim is made joint representation would be inappropriate due to conflicts of interest), to assume the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. Except with the prior written consent of the Indemnified Party, no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or order, interim or otherwise, or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall cooperate in the defense of any claim or litigation subject to this Article IX, and the records and personnel of each shall be reasonably available to the other with respect to such defense. With respect to any Third-Party Claim subject to indemnification under this Article IX, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and attorney work product privileges. In connection therewith, each party agrees that (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with Applicable Law and rules of procedure) and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or attorney work product privilege.
     9.7 Tax Treatment of Payment. Unless otherwise required by Applicable Law or unless Seller and Buyer otherwise mutually agree, any payment made under this Article IX shall be treated as an adjustment to the Purchase Price.
     9.8 RSG Limited Guaranty. Subject to the terms of this Section 9.8, RSG guarantees the payment of any indemnification obligations of Seller pursuant to this Article IX and agrees to be bound by this Agreement solely for such purposes. This guaranty is a guaranty of payment only and not of performance. The ability of any Person to collect any amount under this guaranty will be subject to the limitations set forth in this Article IX (and otherwise in this Agreement) on such Person’s ability to seek indemnification under Article IX.
ARTICLE X
NONDISCLOSURE
     10.1 Nondisclosure by WSI and Buyer. WSI and Buyer recognize and acknowledge that, in connection with the Transactions, Seller has provided to Buyer, and will provide to Buyer prior to the Closing Date, Confidential Information of Seller, including lists of customers, operational policies and pricing and cost policies that are valuable, special and unique assets of Seller. Each of WSI and Buyer agree that they will not, except as may be required by law or valid legal process, disclose such Confidential Information to any Person for any purpose or reason whatsoever, except to authorized representatives of Buyer, unless such information is or becomes known to the public generally through no fault of WSI or Buyer. The provisions of this Section 10.1 shall apply at all times prior to the Closing Date and for a period of one year following the earlier of (i) the Closing Date and (ii) termination of this Agreement without a Closing having occurred.

     10.2 Confidential Information. Neither Seller nor any of its Affiliates shall at any time subsequent to the Closing, except as explicitly requested by WSI or Buyer or as otherwise provided in this Agreement, use for any purpose or disclose to any Person any Confidential Information relating primarily to the Assets or the Assumed Liabilities, all such information being deemed to be transferred to Buyer under this Agreement. For purposes of this Agreement, “Confidential Information” shall mean proprietary, non-public information relating primarily to the Assets or the Assumed Liabilities. The foregoing provisions shall not apply to any information which is or relates to an Excluded Asset or to the Excluded Liabilities or which relates to Tax matters of Seller. Both Seller and Buyer shall maintain a copy of Confidential Information that relates to both Assumed Liabilities and Excluded Liabilities. If, at any time after the Closing, either party should discover that it is in possession of any records and files containing the Confidential Information of the other party, then the party making such discovery shall immediately turn such records and files over to the other party, which shall upon request make available to the surrendering party any information contained therein which is not Confidential Information. Seller and Buyer agree that they will not assert a waiver of loss of confidential or privileged status of the information based upon such possession or discovery.
     10.3 Exclusivity of Remedies. Notwithstanding anything in this Agreement to the contrary, Fraud Claims, and equitable or injunctive relief or claims for specific performance, as applicable, in accordance with the terms of Section 10.4, following the Closing:
          (a) The sole and exclusive remedies of the Seller and its Affiliates for (i) any breach or inaccuracy of, or failure to perform, any representation, warranty, covenant or agreement of WSI or Buyer contained in this Agreement, the Schedules attached hereto or any certificate delivered in connection herewith (ii), and/or any other Liabilities incurred by Seller in connection with this Agreement, shall be the indemnification provisions provided in Article IX; and
          (b) The sole and exclusive remedies of WSI and Buyer and their respective Affiliates for (i) any breach or inaccuracy of, or failure to perform, any representation, warranty, covenant or agreement of Seller contained in this Agreement, the Schedules attached hereto or any certificated delivered in connection herewith (ii), and/or any other Liabilities incurred by WSI and/or Buyer in connection with this Agreement (including any Liabilities suffered by WSI or Buyer as a result of the failure of the Transactions to be consummated), shall be the indemnification provisions provided in Article IX.
     10.4 Equitable Relief for Violations. The parties acknowledge that an irreparable injury may result to the non-violating party and its business in the event of a breach by the violating party of any provision in this Article X. The parties also acknowledge and agree that the damages or injuries that a non-violating party sustains as a result of such a breach are difficult to ascertain and money damages alone may not be an adequate remedy to a non-violating party. The parties therefore expressly agree that if a controversy arises concerning the rights or obligations of a party under this Article X, such rights or obligations shall be enforceable by a court decree of specific performance and a non-violating party shall also be entitled to any injunctive relief from the court pursuant to Article XIII necessary to prevent or restrain any such breach. Such relief shall be granted without the necessity of a showing of irreparable harm and without the posting of a bond or other security. Such relief, however, shall be cumulative and non-exclusive and shall be in addition to any other remedy to which the parties may be entitled in accordance with this Agreement.

ARTICLE XI
DEFINITIONS
     As used in this Agreement, the following capitalized terms shall have the meanings given to them below:
     “Accountant” means the meaning specified in Section 1.6.
     “Accounts Receivable” means the meaning specified in Section 1.1(d).
     “Actual True-Up Amount” has the meaning specified in Section 2.2(a)(i).
     “Additional Vehicle Seller” has the meaning specified in Section 1.1(e).
     “Adjustment Amount” has the meaning specified in Section 2.2(a)(ii).
     “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlled by, controlling or under common control with such Person. For purposes of this definition, a Person shall be deemed to control another Person if such first Person directly or indirectly owns or holds 10% or more of the ownership interest in such other Person.
     “Affiliated Group” means an affiliated group as defined in Code Section 1504(a) or any similar group defined under a similar provision of state or local Tax law.
     “Agreement” has the meaning specified in the introductory paragraph of this Agreement.
     “Ancillary Agreements” means the Deeds, the Bill of Sale, the Assignment and Assumption Agreements, and the other documents and agreements delivered by the parties pursuant to the terms of this Agreement.
     “Antitrust Division” means the Antitrust Division of the United States Department of Justice.
     “Applicable Laws” means all federal, state, local and foreign statutes, laws, rules, regulations, orders, ordinances (including zoning restrictions and land use requirements and Environmental Laws and regulations) and all administrative and judicial judgments, rulings, decisions and orders applicable to Seller, WSI, Buyer and/or the Assets.
     “A/R Value” has the meaning specified in Section 2.2(a)(iii).
     “Assets” has the meaning specified in Section 1.1.
     “Assignment and Assumption Agreements” has the meaning specified in Section 2.4(e).
     “Assumed Contracts” has the meaning specified in Section 1.1(c)(vii).
     “Assumed Liabilities” has the meaning specified in Section 1.3.

     “Bill of Sale” means a general conveyance, assignment and bill of sale, providing for the conveyance, sale, transfer and assignment to Buyer of all of the Assets (other than the Real Property).
     “Blanket Liens” has the meaning specified in Section 6.16.
     “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are authorized or required by law to be closed in New York, New York.
     “Buyer” has the meaning specified in the introductory paragraph of the Agreement.
     “Buyer’s Fundamental Representations” has the meaning specified in Section 9.3.
     “Buyer’s Assumption Agreements” means an assumption agreement providing for the assumption by Buyer of the Assumed Liabilities.
     “Buyer’s Disclosure Schedules” means the schedules to the specific Sections of the Agreement delivered by Buyer to Seller.
     “Buyer’s Material Adverse Effect” means, with respect to WSI and/or Buyer, an effect, event or change which materially adversely affects the ability of WSI and/or Buyer to perform their obligations hereunder and/or to otherwise consummate the Transactions and other transactions contemplated hereby in accordance with the terms hereof.
     “Buyer’s Representative” has the meaning specified in Section 6.20(b).
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.
     “Closing” and “Closing Date” have the meanings specified in Section 2.3(a).
     “Closing Purchase Price” has the meaning specified in Section 2.1.
     “Code” means the Internal Revenue Code of 1986.
     “Collection Accounts” has the meaning specified in Section 1.1(c)(i).
     “Collection Contracts” has the meaning specified in Section 1.1(c)(i).
     “Confidential Information” has the meaning specified in Section 10.2.
     “Containers” has the meaning specified in Section 1.1(b).
     “Contract” means any agreement, contract, arrangement, understanding, lease, note, bond, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, or other legally binding agreement, whether written or oral, and including all amendments thereto.

     “Customer Deposits” has the meaning specified in Section 1.3(b).
     “Customer Issues” has the meaning specified in Section 1.7(a).
     “Deductible” has the meaning specified in Section 9.4.
     “Deed” means a special warranty deed in form and substance reasonably acceptable to Buyer.
     “Deferred Revenue” has the meaning specified in Section 1.3(b).
     “DOJ” has the meanings specified in Section 6.11.
     “Effective Time” has the meanings specified in Section 2.3(b).
     “Employee Records” has the meaning specified in Section 1.1(e).
     “Employment Contracts” has the meaning specified in Section 1.1(c)(vi).
     “Encumbrances” means liens, security interests, encumbrances, adverse claims, leases, rights of repurchase or purchase, rights of first refusal, pledges, voting trusts, equities and other restrictions, limitations or conditions on transfer of any nature whatsoever.
     “Environmental Laws” means all Applicable Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including laws and regulations relating to workplace or worker safety and health or emissions, discharges, Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
     “Environmental Permits” means any environmental permits, license approval, consent, or authorization issued by a federal, state, or local government or regulatory entity to the extent related to the Assets.
     “Equipment” has the meaning specified in Section 1.1(b).
     “Estimated True-Up Amount” has the meaning specified in Section 2.1.
     “Estoppel Certificate” means an estoppel certificate from a Government Authority that is party to a franchise or other governmental agreement, in form and substance reasonably acceptable to Buyer, certifying as to matters reasonably requested by Buyer.
     “Excluded Assets” has the meaning specified in Section 1.2.
     “Excluded Liabilities” has the meaning specified in Section 1.4.

     “Fraud Claims” means indemnity claims based upon a willful, fraudulent or intentional misrepresentation or concealment of any Party contained in this Agreement or Buyer’s Disclosure Schedules or Seller’s Disclosure Schedules, as applicable.
     “Government Contracts” has the meaning specified in Section 1.1(c)(ii).
     “Governmental Authority” means the Antitrust Division, any State of the United States of America, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority of any of the foregoing, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.
     “Hazardous Materials” means any chemicals, pollutants, contaminants, wastes and toxic substances, including: (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law; (B) that is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “pollutant” or “toxic substance” under any Environmental Law; (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such under any Environmental Law; or (D) that contains gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos and urea formaldehyde.
     “Indemnified Party” means a party seeking indemnification under Article IX.
     “Indemnifying Party” means a party from whom indemnification is sought under Article IX.
     “Inventory” has the meaning specified in Section 1.1(b).
     “IP Rights” means all intangible rights and property, including all customer information and symbols, trademarks, service marks, logos and trade names, but expressly excluding the Retained IP.
     “Knowledge”, whether capitalized or not, with respect to Seller means the actual, subjective knowledge of the following persons, without any duty of inquiry on their part: Dave Call and Robert Hely and, solely with respect to the representations and warranties set forth in Sections 3.4(b), 3.5(c) and (d), 3.7, 3.9 and 3.11, the Regional Director of Engineering and Environmental Management in the region where the Assets are located; and (b) with respect to any Person other than Seller, means the actual, subjective knowledge, without any duty of inquiry, of such Person.
     “Liabilities” means any claims, obligations, damages, actions, suits, Proceedings, demands, assessments, adjustments, penalties, losses, debts, costs and expenses and any other liabilities of any kind or nature whatsoever (including court costs, reasonable attorneys’ and expert witness fees and expenses, consulting fees and expenses of investigation), whether equitable or legal, matured or contingent, known or unknown, foreseen or unforeseen, ordinary or extraordinary, patent or latent, asserted or unasserted, liquidated or unliquidated, accrued or unaccrued or due or to become due, and expressly including, without limitation, punitive damages, consequential damages, treble damages and any damages as a result of or relating to a loss of profits.

     “Markets” has the meaning specified in the Recitals.
     “Material Collection Contract” means a Collection Contract from which a Seller billed revenues for the twelve (12) months ended June 30, 2009 equal to or greater than $150,000.
     “National Account Subcontract” has the meaning specified in Section 2.4(h).
     “National Accounts” means customer accounts that involve a broader area than the area served by the Assets and that are managed by Seller or by an Affiliate of Seller pursuant to a national or regional account program.
     “Neutral Auditor” has the meaning specified in Section 2.2(c).
     “Non-Solicit Period” has the meaning set forth in Section 6.18.
     “Offered Employee” has the meaning specified in Section 6.10(a).
     “Office Equipment” has the meaning specified in Section 1.1(b).
     “Operating Agreement” has the meaning specified in Section 1.5.
     “Organizational Documents” means the certificates or articles of incorporation, certificates of formation or articles of organization and the bylaws, LLC operating agreements or partnership agreements, as applicable, of Seller.
     “Owned Real Property” has the meaning specified in Section 1.1(a).
     “Permits” means any permits, grants, filings, notices of intent, exemptions, licenses, authorizations, registrations, franchises, consents, approvals and related applications of every kind from or with any federal, state, local or foreign government or regulatory authorities or industrial bodies, including all FCC radio licenses or call signs.
     “Permitted Encumbrances” means: (i) zoning ordinances and regulations which do not materially adversely affect Buyer’s use or marketability of the Owned Real Property for its current uses; (ii) taxes and assessments, both general and special, which are a lien but are not yet due and payable at the Closing Date and (iii) easements, encroachments, Encumbrances, covenants, conditions, reservations, restrictions and other matters identified on the Title Commitments or Surveys.
     “Permitted Unlisted Contracts” has the meaning specified in Section 1.1(c)(viii).
     “Person” means any individual, firm, partnership, association, trust, corporation, joint venture, unincorporated organization, limited liability company, Governmental Authority or other entity.

     “Pre-Closing Period” means any Tax period or portion thereof ending on or before the Closing Date (including the portion of any Straddle Period ending on the Closing Date).
     “Prepaid Assets” has the meaning set forth in Section 1.1(i).
     “Proceedings” means any claim, investigation, litigation, action, suit or proceeding, formal arbitration, informal arbitration or mediation, administrative, judicial or otherwise.
     “Purchase Price” has the meaning specified in Section 2.1.
     “Real Estate Leases” means real property-related leases, occupancy agreements, licenses or similar agreements, and any amendments thereto.
     “Real Property” has the meaning specified in Section 1.1(a).
     “Records” has the meaning specified in Section 1.1(e).
     “Registered Rolling Stock” has the meaning specified in Section 1.1(b).
     “Release” means release, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.
     “Required Consents” has the meaning specified in Section 3.3(c).
     “Retained IP” means any and all symbols, trademarks, service marks, logos, trade names and other IP Rights of Seller that are not listed on Schedule 1.1(g).
     “Rolling Stock” has the meaning specified in Section 1.1(b).
     “Rolling Stock Leases” has the meaning specified in Section 1.1(c)(iii).
     “Seller” and “Seller” have the meanings specified in the introductory paragraph of the Agreement.
     “Seller Companies” has the meaning specified in Section 1.2(c).
     “Seller’s Fundamental Representations” has the meaning specified in Section 9.2.
     “Seller’s Disclosure Schedules” means the schedules to the specific Sections of the Agreement delivered by Seller to Buyer, as supplemented pursuant to Section 6.9.
     “Seller’s Expenses” has the meaning specified in Section 6.6(a).

     “Seller’s Material Adverse Effect” shall mean any effect, event or change that has a material adverse effect on the business, results of operations or financial condition of the Assets, taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Seller conducts business, (c) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, partners or employees, (d) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (e) earthquakes, hurricanes or other natural disasters.
     “Seller’s Representative” has the meaning specified in Section 6.20(a).
     “Straddle Period” means any Tax period beginning before and ending after the Closing Date.
     “Surveys” has the meaning specified in Section 6.3(b).
     “Tax” or “Taxes” means any federal, state, local, foreign, and other income, gross receipts, sales, use, ad valorem, transfer, franchise, real property, profits, payroll, withholding, unemployment, excise, customs, duties and other taxes, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties and additions to tax with respect thereto.
     “Tax Returns” means any report, statement, form, return or other document or information required to be supplied to a taxing authority in connection with Taxes.
     “Third-Party Claim” has the meaning specified in Section 9.6(a).
     “Title Commitments” has the meaning specified in Section 6.3(a).
     “Title Company” means First American Title Insurance Company.
     “Title Policy” has the meaning specified in Section 6.3(a).
     “Title Requirements” means those matters shown on Schedule B-1 of the Title Commitments, excluding any survey exceptions.
     “Transactions” means the purchase by Buyer of the Assets from Seller and the other related transactions contemplated by this Agreement.
     “Transferred Employee” has the meaning specified in Section 6.10(a).
     “Transition Services Agreement” has the meaning specified in Section 2.4(g).
     “WARN Act” has the meaning specified in Section 6.10(c).

ARTICLE XII
GENERAL
     12.1 Assignment; Binding Effect; Amendment. This Agreement and the rights of the parties under it may not be assigned (except by operation of law) by Seller without the prior written consent of Buyer or by WSI or Buyer without the prior written consent of the Seller. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and permitted assigns. This Agreement may be modified or amended only by a written instrument executed by all parties.
     12.2 Entire Agreement. This Agreement, together with its exhibits and schedules, is the final, complete and exclusive statement and expression of the agreement among the parties with relation to the subject matter of this Agreement. This Agreement supersedes, and cannot be varied, contradicted or supplemented by evidence of, any prior or contemporaneous discussions, correspondence, or oral or written agreements of any kind.
     12.3 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.
     12.4 Notices.
          (a) All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given and effective the day personally delivered 1 day after being sent by overnight courier, subject to signature verification, and 3 Business Days after the deposit in the U.S. mail of a writing addressed as below and sent first class mail, registered or certified, return receipt requested. Any party may change the address for notice by notifying the other parties of such change in accordance with this Section 12.4.
          (b) Notices to WSI and/or Buyer shall be addressed to Buyer at:

Waste Services of Florida, Inc. 1122 International Blvd, Suite 601 Burlington, Ontario L7L 6Z9 Attention: Ivan R. Cairns Tel.: (905) 319-6048 Fax: (905) 319-9408 Email: icairns@wasteservicesinc.com
          (c) Notices to Seller shall be addressed to them at:

Republic Services, Inc. 18500 N. Allied Way Phoenix, Arizona 85054 Tel: (480) 627-2700 Fax: (480) 627-2703 Attention: Michael Rissman, Brian Bales and Tim Benter

          with a copy (which shall not constitute notice) to:

Akerman Senterfitt One S.E. Third Avenue, Suite 2500 Miami, Florida 33131 Tel: (305) 374-5600 Fax: (305) 374-5095 Attention: Jonathan L. Awner and Nathan N. Balint
     12.5 No Waiver. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall any such delay or omission be construed as a waiver of or acquiescence in any such breach or as a waiver of or acquiescence in any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach of default occurring before or after such waiver.
     12.6 Captions. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement or be used to construe or interpret any of its provisions.
     12.7 No Third-Party Beneficiaries. Except for the provisions of Article IX relating to indemnified parties, nothing contained in this Agreement is intended or shall confer upon any other Person, including, without limitation, any union or employee or former employee of Seller, any legal or equitable right, benefit or remedy of any nature whatsoever, including, without limitation, any rights of employment for any specified period, under or by reason of this Agreement.
     12.8 Severability. In case any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, such provision shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as most nearly to retain the intent of the parties. If such modification is not possible, such provision shall be severed from this Agreement. In either case, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     12.9 Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute shall be deemed to refer to such statute as amended and to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “include” or “including” means include or including, without limitation. All references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to articles and sections of, and exhibits and schedules to, this Agreement, respectively, unless the context shall otherwise require.

ARTICLE XIII
DISPUTE RESOLUTION
     13.1 General. Except with respect to disputes regarding the Actual True-Up Amount (which shall be governed by Section 2.2(c)), and except as provided in Article IX, the parties agree that any disputes arising out of or related in any way to this Agreement, including a breach of this Agreement, shall be brought exclusively in the state or federal courts located in Miami-Dade County in the State of Florida. By execution and delivery of this Agreement, with respect to any dispute, each of the parties knowingly, voluntarily and irrevocably (a) consents, for itself and in respect of its property, to the exclusive jurisdiction of these courts, (b) waives any immunity or objection, including any objection to personal jurisdiction or the laying of venue or based on the grounds of forum non conveniens, which it may have from or to the bringing of the dispute in such jurisdiction, (c) waives any personal service of any summons, complaint or other process that may be made by any other means permitted by the State of Florida, (d) waives any right to trial by jury, (e) agrees that any such dispute will be decided by court trial without a jury, (f) understands that it is giving up valuable legal rights under this Section 13.1, including the right to trial by jury, and that it voluntarily and knowingly waives those rights and (g) agrees that any party to this Agreement may file an original counterpart or a copy of this Section 13.1 with any court as written evidence of the consents, waivers and agreements of the parties set forth in this Section 13.1.
     13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.
     13.3 Attorneys’ Fees. Should any litigation or proceeding be commenced under this Agreement, the successful party in such litigation or proceeding shall be entitled to recover, in addition to such other relief as the court may award, its reasonable attorneys’ fees, expert witness fees, litigation related expenses and court or other costs incurred in such litigation or proceeding. For purposes of this clause, the term “successful party” means the net winner of the dispute, taking into account the claims pursued, the claims on which the pursuing party was successful, the amount of money sought, the amount of money awarded and offsets or counterclaims pursued (successfully or unsuccessfully) by the other party. If a written settlement offer is rejected and the judgment or award finally obtained is equal to or more favorable to the offeror than an offer made in writing to settle, the offeror is deemed to be the successful party from the date of the offer forward.
{Signatures appear on the following pages}

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WSI AND BUYER: WASTE SERVICES, INC.
By:	/s/ Ivan R. Cairns
	Name:	Ivan R. Cairns
	Title:	Executive Vice President & Secretary

WASTE SERVICES OF FLORIDA, INC.
By:	/s/ Ivan R. Cairns
	Name:	Ivan R. Cairns
	Title:	Vice President & Secretary

SELLER: REPUBLIC SERVICES OF FLORIDA, LIMITED PARTNERSHIP
By:	Republic Services of Florida GP, Inc.
Its:	General Partner

By:	/s/ Tim Benter
	Name:	Tim Benter
	Title:	Vice President

Solely for the purpose of Section 9.8 of this Agreement: REPUBLIC SERVICES, INC.
By:	/s/ Tim Benter
	Name:	Tim Benter
	Title:	Vice President and Assistant Secretary

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